SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ______)

Filed by the Registrant ☒

Filed by Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

JOHN HANCOCK FUNDS II

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Outbound Call Script

Hello, my name is (CSR FULL NAME). May I please speak with (SHAREHOLDER’S FULL NAME)? (Repeat the greeting if necessary)

I am calling on a recorded line regarding your current investment in the John Hancock Floating Rate Income Fund. Materials were sent to you for the upcoming Special Meeting of Shareholders scheduled for June 25, 2026. We have not yet received your vote. The Board of Trustees recommends a vote IN FAVOR of the proposals. Would you like to vote along with their recommendation?

(Pause for response)

If YES:

If we identify any additional accounts before the meeting, would you like to vote them the same way as today?

(Proceed to confirming the vote)

If NO or the shareholder hasn’t received the info:

Shareholders are being asked to approve a new subadvisory agreement between the Advisor and CQS (US), LLC with respect to the Fund. The Board approved the appointment of CQS as the new subadvisor to the Fund, subject to shareholder approval. There will be a decrease in the advisory fee paid to the Advisor by the Fund if the proposal is approved by shareholders.

The Board recommends a vote IN FAVOR of all proposals. Would you like to vote along with their recommendation?

(Pause for response and address any questions)

If the shareholder still chooses not to vote:

I understand. Thank you, and have a good day.

If the shareholder is unavailable:

We can be reached toll-free at 888-297-3698, Monday to Friday, 10:00 AM to 11:00 PM Eastern. Thank you, and have a good day.

Confirming the vote:

I am recording your vote (recap voting instructions).

For confirmation, please state your full name. (Pause) ‘

According to our records, you reside in (city, state, zip). (Pause)

To confirm your address for the letter, please state your street address. (Pause)

Thank you. You will receive written confirmation in 3 to 5 business days. Please review and retain it. If you have questions, call the toll-free number in the letter. Your vote is important and appreciated. Have a good (morning/afternoon/evening).